Exhibit 4.5

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TECO FINANCE, INC.

Pursuant to Section 607.1007 of the Florida Statutes, TECO Finance, Inc., a Florida corporation (the “Corporation”), certifies that:

1. The name of the Corporation is TECO Finance, Inc.

2. The Amended and Restated Articles of Incorporation were duly adopted by the sole shareholder of the Corporation on August 15, 1996 in accordance with Section 607.1003(6) of the Florida Statutes.

3. The Articles of Incorporation of the Corporation are amended as follows:

(a)	Article III of the Articles of Incorporation is amended, in its entirety, to read as follows:

ARTICLE III

Purposes

The general purpose for which this corporation is organized is to borrow and lend money and to transact any and all other lawful business for which corporations may be incorporated under the Florida Business Corporation Act and any amendments thereto, and in connection therewith, this corporation shall have and may exercise any and all powers conferred from time to time by law upon corporations formed under such Act.

4. The text of the Articles of Incorporation of the Corporation is restated with the amendment described above, effective as of the date of filing with the Department of State, to read as follows:

ARTICLE I

Name

The name of this corporation is: TECO Finance, Inc.

ARTICLE II

Duration

This corporation shall exist perpetually unless dissolved according to law.

ARTICLE III

Purposes

The general purpose for which this corporation is organized is to borrow and lend money and to transact any and all other lawful business for which corporations may be incorporated under the Florida Business Corporation Act and any amendments thereto, and in connection therewith, this corporation shall have and may exercise any and all powers conferred from time to time by law upon corporations formed under such Act.

ARTICLE IV

Authorized Shares

The maximum number of shares which the corporation shall be authorized to issue is 7,500 shares of common stock, $1.00 par value per share.

The consideration for the purchase of any such stock from this corporation shall be set from time to time by the Directors of the corporation at any regular meeting or any special meeting called for such purpose, always provided that such consideration shall not be less than par value, but it may be either money current of the United States of America or good and sufficient exchange of an item of value comparable or greater than the stock purchased therewith in this corporation, and said stock shall be fully paid and nonaccessible when such consideration is paid.

ARTICLE V

Initial Registered Office and Agent

The address of the initial registered office of this corporation is 702 N. Franklin Street, Tampa, Florida 33602, and the name of the corporation’s initial registered agent at that address is J. E. Sproull. This corporation shall have the right to change such registered office and such registered agent from time to time as provided by law.

ARTICLE VI

Board of Directors

The business and affairs of this corporation shall be managed by the Board of Directors, which may exercise all such powers of this corporation and do all such lawful acts and things as are not by law directed or required to be exercised or done only by the shareholders. A quorum for the transaction of business at meetings of the directors shall be determined as provided in the bylaws. Subject to the bylaws of this corporation, meetings of the directors may be held within or without the State of Florida. Directors need not be shareholders.

ARTICLE VII

Initial Board of Directors

The number of directors constituting the initial Board of Directors of the corporation is five, and the name and street address of the initial directors who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and qualify are:

Name	Address
H. L. Culbreath	702 N. Franklin Street Tampa, Florida 33602

R. E. Ludwig	702 N. Franklin Street Tampa, Florida 33602

A. D. Oak	702 N. Franklin Street Tampa, Florida 33602

J. K. Taggart	702 N. Franklin Street Tampa, Florida 33602

J. T. Touchton	702 N. Franklin Street Tampa, Florida 33602

The number of directors may be increased or decreased from time to time, and vacancies shall be filled as provided in the bylaws.

ARTICLE VIII

Incorporator

The name and street address of the incorporator are:

Name	Address
J. E. Sproull	702 N. Franklin Street Tampa, Florida 33602

ARTICLE IX

Bylaws

(a) The power to adopt the bylaws of this corporation, to alter, amend or repeal the bylaws, or to adopt new bylaws shall be vested in the Board of Directors of this corporation; provided, however, that any bylaw or amendment thereto as adopted by the Board of Directors may be altered, amended or repealed by vote of the shareholders entitled to vote thereon, or a new bylaw in lieu thereof may be adopted by vote of shareholders.

(b) The bylaws of this corporation shall be for the government of this corporation and may contain any provisions or requirements for the management or conduct of the affairs and business of this corporation, provided the same are not inconsistent with the provisions of these Articles of Incorporation or contrary to the laws of the United States.

ARTICLE X

Amendment of Articles of Incorporation

The corporation reserves the right to amend, alter, change or repeal any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon the shareholders herein are subject to this reservation.

The undersigned has executed, subscribed and acknowledged these Amended and Restated Articles of Incorporation on August 15th 1996.

TECO FINANCE, INC.

By:
A. D. Oak
President